Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Announces Preliminary
Fourth Quarter and Fiscal Year 2011 Results

ALBANY, N.Y., (February 10, 2012) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today announced preliminary results for the fourth quarter and fiscal year ended December 31, 2011.

Momentive Performance Materials expects to record sales of approximately $600 million, an operating loss of $(32) million to $(22) million and Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $32 million to $42 million in the fourth quarter of 2011. The Company recorded sales of $670 million, operating income of $59 million and Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $110 million in the fourth quarter of 2010.

The Company expects to record sales of approximately $2.6 billion, operating income of $138 million to $148 million and Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $373 million to $383 million in fiscal year 2011. The Company recorded sales of $2.6 billion, operating income of $262 million and Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $493 million in fiscal year 2010. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to operating income later in this release.

Momentive Performance Materials estimates that its total debt was approximately $2.9 billion at December 31, 2011, down slightly from $3.0 billion at December 31, 2010, and that it had approximately $200 million of cash and cash equivalents at year-end 2011 compared to $254 million of cash and cash equivalents at the end of 2010. The Company also estimates that it had liquidity of approximately $460 million as of December 31, 2011, which is comprised of cash plus available borrowings under its revolving credit facility. Momentive Performance Materials expects to be in compliance with all of the terms of its outstanding indebtedness, including financial covenants, at December 31, 2011.

“Our fourth quarter 2011 results reflected economic weakness in Europe and China, pricing pressures in certain end use markets, and inventory destocking as customers remained cautious in their order patterns considering the macro-economic volatility,” said Craig O. Morrison, Chairman, President and CEO. “We also experienced slower demand for our quartz products in the fourth quarter of 2011 due primarily to softer semiconductor markets.”

“Due to the ongoing economic volatility and our softer results, we are working to aggressively manage costs and capture synergy savings from the shared services agreement with Momentive Specialty Chemicals Inc. We continue to benefit from our long-dated capital structure with no near-term maturities and a strong liquidity position. We have experienced some improvement in our average daily order rate for our silicone products in January 2012 compared to trends in the fourth quarter of 2011, although our visibility is limited regarding our first quarter 2012 results given the continued macro uncertainties. We believe the combination of our proprietary technologies, innovation capabilities, strategic investment in key assets, and our presence in high-growth end markets position us for long-term success.”

Momentive Performance Materials will issue a more detailed press release regarding its fourth quarter and fiscal year 2011 results, and will file its Annual Report on Form 10-K for the period ended December 31, 2011, in early March, with an accompanying investor conference call to follow shortly thereafter.
Financial Measures that Supplement U.S. GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the board of directors to evaluate operating results and allocate capital resources. EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-U.S. GAAP financial measures, as an alternative to operating or net income, determined in accordance with

U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

(in millions)	Three Months Ended December 31, 2011		Three Months Ended	Year Ended December 31, 2011		Year Ended
	Low	High	December 31, 2010	Low	High	31-Dec-10

Operating income (loss)	$(32)	$(22)	$59	$138	$148	$262
Other expense	(7)	(5)	—	(7)	(5)	—
Depreciation and amortization	51	49	54	198	196	197
EBITDA	$12	$22	$113	$329	$339	$459

Restructuring and non-recurring	14	12	8	35	33	23
Pro forma cost savings and Inventory Optimization	—	2	—	—	2	—
Non cash and purchase accounting effects	4	2	(12)	4	2	7
Exclusion of Unrestricted Subsidiary Results	(4)	(4)	(6)	(22)	(22)	(19)
Management fee and other	2	4	1	5	7	4
Pro forma savings from shared services
agreement	2	6	12	26	30	50
Adjusted EBITDA	$30	$44	$116	$377	$391	$524
Inclusion of unrestricted subsidiary results	4	4	6	22	22	19
Combined Adjusted EBITDA	$34	$48	$122	$399	$413	$543
Combined Adjusted EBITDA
excluding pro forma savings from the
shared services agreement	$32	$42	$110	$373	$383	$493

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC, including our quarterly reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, the owner of its sister company, Momentive Specialty Chemicals Inc., the global leader in thermoset resins. Additional information is available at www.momentive.com.
About Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc.

and Momentive Specialty Chemicals Inc. (collectively, “Momentive”). Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts
Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
John Scharf
518-233-3893
john.scharf@momentive.com